Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of April 13, 2026, by and among Bleichroeder Sponsor 2 LLC, Bleichroeder Manager 2 LLC, Andrew Gundlach and Michel Combes (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Bleichroeder Acquisition Corp. II, as of April 13, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: April 13, 2026	Bleichroeder Sponsor 2 LLC

	By:	Bleichroeder Manager 2 LLC, its managing member

/s/ Andrew Gundlach
		Name:	Andrew Gundlach
		Title:	Managing Member

Bleichroeder Manager 2 LLC

	By:	/s/ Andrew Gundlach
		Name:	Andrew Gundlach
		Title:	Managing Member

	By:	/s/ Andrew Gundlach
Andrew Gundlach

	By:	/s/ Michel Combes
Michel Combes